UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cytomedix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTOMEDIX, INC.

Notice of Special Meeting of Shareholders

and

Proxy Statement

Special Meeting to be held

on

June 30, 2010
11 a.m. EDT

Cytomedix, Inc.
416 Hungerford Drive, Suite 330
Rockville, Maryland 20850

Cytomedix, Inc.
416 Hungerford Dr., Suite 330, Rockville, Maryland 20850

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2010

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of Cytomedix, Inc. is to be held on June 30, 2010, at 11 a.m. EDT. The meeting will be held at our offices at 416 Hungerford Dr., Suite 330, Rockville, Maryland 20850, for the following purposes:

1.	To approve the potential issuance of common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversion of the Series D Convertible Preferred Stock and shares issuable upon exercise of warrants issued in connection with the April 2010 private placement of the Company’s securities,
2.	To approve the issuance of shares of common stock issuable upon exercise of warrants issued pursuant to certain Guaranty Agreements executed by the Company,
3.	To approve an amendment to the Company’s Certificate of Incorporation, which would increase the number of authorized shares of common stock from 65,000,000 to 100,000,000 and the number of authorized shares of capital stock from 80,000,000 to 115,000,000; and
4.	To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the Special Meeting; however, only shareholders of record at the close of business on May 10, 2010 (“Record Date”) are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. A complete list of these stockholders will be open for the examination of any shareholder of record at the principal executive offices of the Company, but will be closed at least 10 days immediately preceding the Special Meeting. The list will also be available for the examination of any shareholder of record present at the Special Meeting. The Special Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

We appreciate your support and look forward to seeing you at the meeting in June.

Sincerely, /s/ Martin Rosendale Martin Rosendale President, Chief Executive Officer, Director

May 24, 2010

Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. You may also vote your shares by telephone voting which is explained in further detail on your proxy card. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding Internet Availability of Proxy Materials For the 2010 Special Meeting of Shareholders to be Held on June 30, 2010

Electronic copies of this proxy statement and proxy card for the 2010 Special Meeting of Shareholders are available to you at http://www.cytomedix.com/proxy2010special.htm. Requests for additional copies of the proxy materials should be addressed to Shareholder Relations, Cytomedix, Inc., 416 Hungerford Drive, Suite 330, Rockville, MD 20850. This material will be furnished without charge to any shareholder requesting it.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why did you send me this proxy statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Cytomedix, Inc., a Delaware corporation, for use at the Special Meeting of its shareholders to be held on June 30, 2010, at the corporate offices of Cytomedix in Rockville, MD at 11 a.m. EDT, and at any adjournments or postponements of the Special Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided, or vote by telephone as described on the proxy card. The terms “Cytomedix,” “Company,” “we,” or “our” refer to Cytomedix, Inc.

What are the purposes of this meeting?

The Board of Directors, on behalf of Cytomedix, is seeking your affirmative vote for the following:

1.	To approve the potential issuance of common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversion of the Series D Convertible Preferred Stock and shares issuable upon exercise of warrants issued in connection with the April 2010 private placement of the Company’s securities,
2.	To approve the issuance of shares of common stock issuable upon exercise of warrants issued pursuant to certain Guaranty Agreements executed by the Company,
3.	To approve an amendment to the Company’s Certificate of Incorporation, which would increase the number of authorized shares of common stock from 65,000,000 to 100,000,000 and the number of authorized shares of capital stock from 80,000,000 to 115,000,000; and
4.	To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

Who may attend the meeting?

Only shareholders, their proxy holders, and our invited guests may attend the Special Meeting. If you plan to attend, please bring identification, and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Cytomedix stock in order to be admitted to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, StockTrans, Inc., you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by us. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who can vote?

You can vote at the Special Meeting in all matters properly brought before the Special Meeting if, as of the close of business on the record date, May 10, 2010, you were a holder of record of the Company’s Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series D Convertible Preferred Stock. Each share of Series A, B or D convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote. On May 10, 2010, there were issued and outstanding:

37,558,457	shares of Common Stock
97,663	shares of Series A Convertible Preferred Stock
65,784	shares of Series B Convertible Preferred Stock
3,650	shares of Series D Convertible Preferred Stock

How do I vote? What are the Board’s recommendations?

Whether you plan to attend the Special Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided. Returning the proxy card will not affect your right to attend the Special Meeting and vote in person.

You may vote by telephone by using the toll-free number 1-866-578-5350 and following the instructions on your proxy card.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.  FOR the potential issuance of our common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversions of the Series D Convertible Preferred Stock and exercises of warrants in the April 2010 private placement (Proposal 1);

2.  FOR the issuance of common stock upon exercise of warrants issued pursuant to the Guaranty Agreements (Proposal 2); and

3.  FOR the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock and the number of authorized shares of capital stock (Proposal 3).

The Special Meeting has been called to consider Proposals set forth in the Notice and described above. Under Delaware law and our bylaws, business transacted at the Special Meeting must be confined to such Proposals.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.	You may send in another proxy with a later date.
2.	You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Special Meeting that you are revoking your proxy.
3.	You may vote in person at the Special Meeting.

What constitutes a quorum for the Special Meeting?

In order for any business to be conducted at the Special Meeting, the holders of a majority of the shares issued and outstanding and entitled to vote at the meeting must be present, either in person or represented by proxy. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner signs and returns a proxy but does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If a quorum is not present, the meeting may be adjourned or postponed by those shareholders who are represented. The meeting may be rescheduled at the time of the adjournment with no further notice of the rescheduled time. An adjournment will have no effect on the business to be conducted.

What vote is required to take action?

Proposals 1 and 2 require the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Proposal 3 requires the affirmative vote of a majority of our outstanding shares. Any abstentions will have the effect of a vote against Proposals 1, 2 and 3. Any “broker non-votes” (shares held by brokers or nominees as to which they have discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) will have the effect of a vote against Proposal 3, but will have no effect on Proposals 1 and 2. The passage of these Proposals are not dependent or contingent upon each other and each Proposal is to be considered and voted upon by our shareholders as a separate proposal requiring a separate vote.

Many brokers are subject to rules which prohibit them from “discretionary” voting on certain proposals unless they receive specific instruction from the beneficial owner to vote on such matters. Such rules prohibit the brokers from voting with respect to proposals related to contested director elections and equity compensation, absent such instruction, but such rules currently do not prohibit the brokers from voting on proposals related to ratification of accountants in the absence of such instructions if and as they choose.

Who is making this solicitation?

We are soliciting your vote through the use of the mail and will bear the cost of this solicitation. We will not employ third party solicitors, but our directors, officers, employees, and consultants may solicit proxies by mail, telephone, personal contact, or through online methods. We will reimburse their expenses for doing this. We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses include those for preparation, mailing, returning, and tabulating the proxies.

Are there any dissenters’ rights of appraisal?

The Board is not proposing any action for which the laws of the State of Delaware, our Certificate of Incorporation or our Bylaws, as amended from time to time, provide a right of a shareholder to obtain appraisal of or payment for such shareholder’s shares.

Where are the principal executive offices of Cytomedix?

Our principal executive offices are located at Cytomedix, Inc., 416 Hungerford Dr., Suite 330, Rockville, Maryland 20850 and our telephone is (240) 499-2680.

How can I obtain additional information about Cytomedix?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Cytomedix, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549; and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, DC 20549.

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED. THIS BENEFITS THE COMPANY BY REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this document regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (which we refer to as the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. We urge you not to unduly rely on forward-looking statements; they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we do not undertake any obligation to update them to reflect changes that occur after that date. A number of factors could cause results to differ significantly from our expectations, including, among others, any failure to obtain the shareholder approvals sought in this document.

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Security Ownership of Certain Beneficial Owners and Management

Set forth below is information regarding the beneficial ownership of our common stock, as of May 10, 2010, by:

•	each person known to us that beneficially owns more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock underlying options or warrants currently exercisable or exercisable on or within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
James S. Benson	253,334	(2)	*
Carelyn P. Fylling	341,709	(3)	*
David E. Jorden	4,512,404	(4)	11.9%
Stephen N. Keith	63,334	(5)	*
Andrew S. Maslan	352,076	(6)	*
Mark T. McLoughlin	273,335	(7)	*
Craig B. Mendelsohn	22,500	(8)	*
Martin P. Rosendale	699,635	(9)	1.8%
C. Eric Winzer	63,334	(10)	*
John Paul DeJoria	3,838,429	(11)	9.9%
Charles E. Sheedy	3,856,012	(12)	9.9%
Directors and executive officers as a group (including Benson, Fylling, Jorden, Keith, Maslan, McLoughlin, Mendelsohn, Rosendale and Winzer)	6,581,661		16.5%

*	Less than 1%.
(1)	For purposes of determining the amount of securities beneficially owned, share amounts include all common stock owned outright plus all shares of common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days of May 10, 2010. The Percent of Class is based on the number of shares of the Company’s common stock outstanding as of May 10, 2010. Shares of common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days of May 10, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other owners. Under the terms of the Certificate of Designations of the Preferred Stock and the Warrants sold in the April 2010 Offering (as described below), the aggregate number of the Company’s common stock issuable upon any and all conversion of the Series D Convertible Preferred Stock or exercises of the warrants sold in the April 2010 Offering may not exceed 19.99% of the total issued and outstanding shares of the Company’s outstanding common stock on the date of the issuance unless such issuances in excess of the numeric limitation are approved by our shareholders. The foregoing calculations are made assuming conversions of the Series D Convertible Preferred Stock and exercises of the Warrants held by the holders of such securities on a pro rata basis and subject to such numeric limitation. The address of all persons named in this table is: c/o Cytomedix, Inc., 416 Hungerford Drive, Suite 330, Rockville, MD 20850.
(2)	Consists of 253,334 shares Mr. Benson may acquire upon the exercise of stock options.
(3)	Includes 341,709 shares Ms. Fylling may acquire upon the exercise of stock options.
(4)	Includes 4,100,000 shares of common stock, 86,265 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 326,139 shares of common stock issuable upon exercise of warrants and stock options held by Mr. Jorden. Mr. Jorden would be deemed a beneficial owner of an aggregate of 4,798,060 shares or 12.6% of the Company’s securities in the event the Company obtains shareholder approval for the Proposals described in this proxy statement.
(5)	Consists of 63,334 shares Dr. Keith may acquire upon the exercise of stock options.
(6)	Includes 56,500 shares of common stock, 10,783 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 284,793 shares of common stock issuable upon exercise of warrants and stock options held by Mr. Maslan. Assuming the Company does obtain approval of the Proposals described in this proxy statement, Mr. Maslan would be deemed a beneficial owner of an aggregate of 362,783 shares of the Company’s common stock.
(7)	Includes 273,335 shares Mr. McLoughlin may acquire upon the exercise of stock options.
(8)	Consists of 22,500 shares Mr. Mendelsohn may acquire upon the exercise of stock options.
(9)	Includes 68,534 shares of common stock, 21,566 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 609,535 shares of common stock issuable upon exercise of warrants and stock options held by Mr. Rosendale. Assuming the Company does obtain approval of the Proposals described in this proxy statement, Mr. Rosendale would be deemed a beneficial owner of an aggregate of 721,049 shares of the Company’s common stock.
(10)	Consists of 63,334 shares Mr. Winzer may acquire upon the exercise of stock options.
(11)	Based on the Company’s records, Mr. DeJoria’s beneficial ownership of the Company’s securities includes 2,049,766 shares of common stock, 957,000 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 861,663 shares of common stock issuable upon exercise of warrants held by held by Mr. DeJoria. The terms of the Series D Convertible Preferred Stock provide that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of the then outstanding shares of common stock. Absent such restriction on his beneficial ownership and assuming the Company does not obtain approval of the Proposals described in this proxy statement, Mr. DeJoria would currently be deemed a beneficial owner of an aggregate of 4,251,420 shares of common stock or 11.1% of the Company’s securities. Absent such restriction on his beneficial ownership and assuming the Company does obtain approval of the Proposals described in this proxy statement, Mr. DeJoria would be deemed a beneficial owner of an aggregate of 5,945,068 shares of common stock or 15.2% of the Company’s securities.
(12)	Based on the Company’s records, Mr. Sheedy’s beneficial ownership of the Company’s securities includes 2,138,227 shares of common stock, 709,000 shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock and 1,008,785 shares of common stock issuable upon exercise of warrants held by Mr. Sheedy. The terms of the Series D Convertible Preferred Stock provide that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of the then outstanding shares of common stock. Absent such restriction on his beneficial ownership and assuming the Company does not obtain approval of the Proposals described in this proxy statement, Mr. Sheedy would currently be deemed a beneficial owner of an aggregate of 4,517,003 shares of common stock or 11.7% of the Company’s securities. Absent such restriction on his beneficial ownership and assuming the Company does obtain approval of the Proposals described in this proxy statement, Mr. Sheedy would be deemed a beneficial owner of an aggregate of 6,143,984 shares of common stock or 15.6% of the Company’s securities.

PROPOSAL 1

To approve the potential issuance of common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversion of the Series D Convertible Preferred Stock and shares issuable upon exercise of warrants issued in connection with the April 2010 private placement of the Company’s securities.

Overview of Proposal

Our common stock is listed on the NYSE Amex (the “Exchange”) and as a result, we must comply with the rules and regulations of the Exchange. Section 712 of the Exchange Company Guide (the “Company Guide”) requires that an Exchange listed company, like Cytomedix, obtain shareholder approval before the Exchange will approve the Company’s application to list additional shares issued as sole or partial consideration for an acquisition of the stock or assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. Likewise, a listed company is required to obtain shareholder approval pursuant to Section 713 of the Company Guide in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance of common stock, or securities convertible into common stock, at a price less than the greater of book or market value which equals 20% or more of the common stock common stock outstanding before the issuance. In addition, Section 713 requires shareholder approval of a transaction that could potentially result in a change of control of an Exchange listed company. The following is a summary of certain terms of the Sorin Acquisition, the April 2010 Offering and terms and provisions of the Series D Convertible Preferred Stock and the Warrants.

The Sorin Acquisition

On April 9, 2010, Cytomedix, Cytomedix Acquisition Company, LLC, our wholly-owned subsidiary, and Sorin Group USA, Inc., a Delaware corporation (the “Seller”), entered into an Asset Purchase Agreement (the “Agreement”) under which we agreed to buy all title and interest in certain assets of and assume certain liabilities in Seller’s operation of the Angel® systems and activAT® businesses (including the whole blood separation system, the blood processing kit and blood accessing kit) (the “Business Assets” and such businesses together, the “Business”). The Angel System is a device that utilizes validated blood separation technology to separate platelets and plasma from other components of a patient’s blood. The device provides the necessary flexibility and sophistication for more complex clinical situations. The activAT technology facilitates the preparation of autologous human thrombin and currently is sold exclusively in Europe and Canada. The Angel and activAT technologies acquired from the Sorin Group will provide Cytomedix with immediate access to surgical markets. By acquiring the Angel System, Cytomedix became the only supplier of PRP technology with FDA cleared indications for both topical use and surgical use.

Under the terms of the Agreement, in exchange for the sale of the Business Assets, we agreed to pay to the Seller an aggregate amount equal to $7 million, payable as follows: (i) $2 million paid on April 9, 2010, the closing date of transaction, and (ii) $5 million to be paid under the terms of a Promissory Note in principal amount of $5 million with interest accruing at 2.7% per annum (the “Promissory Note” and the amounts outstanding under the Promissory Note, the “Outstanding Amount”).

The Promissory Note is secured by a first priority security interest on the Business Assets. The payments on the Promissory Note are payable as follows: (i) installments of $800,000 each on the 6 and 12 month anniversaries of the Promissory Note, (ii) installments of $1,200,000 each on the 18 and 24 month anniversaries of the Promissory Note, and (iii) an installment of $1,000,000 on the 30 month anniversary of the Note (the “Maturity Date”). In the event of default, the initial rate of interest on the Promissory Note will increase from 2.7% to 4% per annum. This Promissory Note may be prepaid at any time without premium or penalty. The Promissory Note contains other terms and provisions that are customary for instruments of this nature. In addition, we are entitled to set-off against deferred payments owed to the Seller for the amount of losses that we, in good faith, believe are owed under the indemnification provisions under the Agreement. The amount of such set-off will bear a 8% interest rate per annum from the date of exercise of set-off until the date that any amount improperly set-off is paid to us, subject to a $500,000 cap on such set-off right. We also entered into several side agreements, including without limitation, Transition Agreements, Asset Transfer and Assumption Agreements, to facilitate the transition and these transactions. Our Board reviewed and approved the terms and provisions of the Business acquisition and various matters related to the acquisition and deemed it in the best interests of the Company and its shareholders to approve these transactions. The acquisition of the Business closed on April 9, 2010.

The April 2010 Private Placement

On April 9, 2010, we entered into subscription agreements with certain accredited investors (the “Purchasers”), with respect to the sale of our (i) 10% Series D Convertible Preferred Stock (the “Preferred Stock”), and (ii) warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $3.65 million (the “April 2010 Offering”), $2.0 million of which were used to pay the purchase price in connection with the Sorin Business acquisition (described above) and the balance to be used for general corporate and working capital purposes. All Purchasers in the April 2010 Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in the April 2010 Offering in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. Martin Rosendale, our Chief Executive Officer and director, David Jorden, our Executive Director and a shareholder, and Andrew Maslan, our Chief Financial Officer, were among the Purchasers in the April 2010 Offering. In addition, Mr. Jorden, is a Guarantor under the Promissory Note, as described in Proposal 2 below.

The Preferred Stock has stated value of $1,000 per share and earns cumulative dividends at the rate of 10% per annum, payable quarterly in cash in arrears on January 15, April 15, July 15 and October 15, beginning on July 15, 2010, or, in the Company’s sole discretion, in shares of common stock valued at the 5-day volume weighted average price ending 3 days immediately preceding the dividend due date, but in no case at a price less than $0.40 per share. The Preferred Stock may be converted, at the holder’s option, into shares of common stock at a conversion price equal to $0.4392. The conversion price on the Preferred Stock for affiliate investors is $0.5580. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders will be entitled to receive out of the Company’s assets an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon, for each share of Preferred Stock before any distribution or payment is made to the holders of any junior securities. The holders of the Preferred Stock can vote their shares on a “one share one vote” basis. At any time after the third anniversary of the issuance date, the Company may redeem some or all of the then outstanding Preferred Stock, for cash equal to 100% of the aggregate stated value and accrued but unpaid dividends. The Preferred Stock also provides that with limited exceptions as discussed below, in no event will the Company effect any conversion of the Preferred Stock and the holder of the Preferred Stock will not have the right to convert the Preferred Stock, to the extent that such conversion would result in beneficial ownership by the holder of the Preferred Stock and its affiliates in excess of 9.99% of the then outstanding shares of common stock (after taking into account the shares to be issued to the holder upon such conversion). The Preferred Stock holder may decrease the foregoing threshold upon 61 days’ notice of such decrease to the Company.

The Preferred Stock is not and will not be listed on any securities exchange or automated quotation system.

The investors in the April 2010 Offering were also issued five-year warrants to purchase, in the aggregate, 4,128,631 shares of common stock, or 50% of the shares of common stock underlying the Preferred Stock in the April 2010 Offering, at an exercise price per share of $0.5368. Each Warrant is exercisable immediately on the date of issuance (subject to the Numeric Limitation discussed below) and will expire on April 9, 2015. The Warrant contains provisions that are customary for the instruments of this nature, including, a cashless exercise provision and an exercise price adjustments provision in the event of stock dividends, stock splits and reclassifications of our common stock. The terms and provisions of the Preferred Stock and the Warrants have been reviewed and approved by the Audit Committee independent directors in compliance with the Exchange and other applicable requirements.

We also entered into a registration rights agreement with the Purchasers, under which we agreed to provide the Purchasers with registration rights for the Warrants and the common stock underlying the Preferred Stock. If the registration statement required to be filed is not timely filed, then we are required to pay the Purchasers as partial liquidated damages, not as a penalty, an amount equal to 1% of the purchase price of the securities purchased in the April 2010 Offering, for each 30 calendar day period, on a pro rata basis, until the registration statement is filed, with such payments, in the aggregate, not to exceed 6% of the purchase price of the securities so purchased.

19.99% Numeric Limitation

Under the terms of the Certificate of Designations of the Preferred Stock and the Warrants, the aggregate number of the Company’s common stock issuable upon any and all conversion of the Preferred Stock or exercises of the Warrants sold in the April 2010 Offering may not exceed 19.99% of the total issued and outstanding shares of our outstanding common stock on the date of the issuance (the “Numeric Limitation”) unless such issuances in excess of the Numeric Limitation are approved by our shareholders. We are required to obtain shareholder approval on or before the 90 days following the closing of the April 2010 private placement.

On April 9, 2010, there were 37,273,628 shares of common stock issued and outstanding. The total number of shares of common stock that could be issued upon conversion of the Preferred Stock and exercise of the Warrants is 12,385,884 shares. We are seeking shareholder approval of the potential issuance of common stock equal to or greater than 20% of our common stock upon conversion of the Preferred Stock or shares issuable upon exercise of Warrants issued in connection with the 2010 April Offering.

For accounting purposes, the Preferred Stock in connection with the April 2010 Offering is treated as shareholders’ equity on our balance sheet. Common stock, if and when issued upon exercises of the Warrants in the same offering, will also be treated as shareholders’ equity and the cash proceeds of such warrant exercises, to the extent we receive such proceeds, will be used for general corporate and working capital purposes, as we may deem appropriate.

The issuance and sale of shares of our common stock would likely have a dilutive effect on a shareholder’s percentage voting power and, consequently, could lead to a decrease in the market price of our common stock. In addition, since the conversion or exercise prices may be below the market price of our common stock, even if conversions or exercises do not take place, the existence of the such rights could lead to a decrease in the market price of our common stock. In addition, the issuance of our common stock to the Purchasers would increase the proportionate ownership of our outstanding common stock by the Purchasers. Through its ownership of our common stock, the Purchasers may have significant influence over corporate actions requiring shareholder approval, such as the election of directors, amendment of our charter documents and the approval of merger or significant asset sale transactions, which could render more difficult or discourage an attempt to obtain a controlling interest in us or the removal of the incumbent board of directors and may discourage unsolicited takeover attempts which might be desirable to shareholders. The terms of the Preferred Stock provides that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of our then outstanding shares of common stock.

Consequences if Shareholder Approval is not Obtained

If we do not obtain shareholder approval as described in this proxy statement, we will not be able to issue to the holders of the Preferred Stock and the Warrants shares of our common stock upon conversion or exercise of their securities purchased in the April 2010 Placement in excess of the Numeric Limitation because doing so would not be in compliance with the Company Guide, and such non-compliance could result, potentially, in the delisting of our common share from the Exchange.

In addition, to the extent that we do not obtain required shareholder approval by July 9, 2010 (within 90 days after the closing of the April 2010 Offering), and at the time the holder of the Preferred Stock notifies us of its desire to convert its Preferred Stock, the dividend rate of the Preferred Stock will increase from 10% to 14% effective as of date of such notice to convert.

Vote Required and Board Recommendation

The passage of this Proposal 1 requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

After careful consideration of all relevant factors, our Board determined that this Proposal to approve the potential issuance of common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversion of the Preferred Stock and shares issuable upon exercise of warrants issued in connection with the April 2010 Offering is in the best interests of the Company and its shareholders. The Board recommends a vote FOR this Proposal.

PROPOSAL 2

To approve the issuance of shares of common stock issuable upon exercise of warrants issued pursuant to certain Guaranty Agreements executed by the Company.

General

In connection with the acquisition of the Business Assets of Sorin (as described in Proposal 1 above), the Company and the Seller executed the Promissory Note (also described in Proposal 1 above) in the amount of $5 million (the “Note”) with interest accruing at 2.7% per annum. In the event of default, the initial rate of interest on the Promissory Note will increase from 2.7% to 4% per annum. An “event of default” includes, among others, (i) failure, by the obligors under the Promissory Note, to pay any principal, interest or other amount due under the terms of the Promissory Note; (ii) a material breach, by the obligors under the Promissory Note, of any representation or warranty in the Promissory Note or in other agreements (including the Asset Purchase Agreement) in connection with the Business acquisition, or (iii) bankruptcy, insolvency, involuntary or voluntary liquidation or dissolution of the Company.

The Promissory Note may be prepaid at any time without premium or penalty. To secure payment of its obligations under this Promissory Note, we granted to the Seller a security interest in certain acquired Business Assets. The obligations of each obligor under the Promissory Note are secured, in part, by limited Guaranty Agreements executed by certain existing shareholders of the Company (the “Guarantors”) pursuant to which such Guarantors agreed to guarantee a portion of the then Outstanding Amount. In connection with these guaranties, the Company agreed to provide the following consideration to the Guarantors: (i) cash fee calculated as a percentage of the Outstanding Amount (the “Cash Fee”), and (ii) five-year warrants to purchase an aggregate 1,333,334 shares of common stock of the Company at an exercise price of $0.5368 per share (the “Guarantor Warrants”). The Guarantor Warrants contain the same terms and provisions included in the warrants issued to the Purchasers in the April 2010 Offering; provided, however, that the Guarantor Warrants are not be exercisable until the Company has received shareholder approval to permit the issuance and exercise of such warrants.

The Guarantors, in the aggregate, guaranteed $2 million of the deferred payment under the Note. The aggregate amount of scheduled Cash Fees to be paid to the Guarantors and shares of common stock to be issued to the Guarantors upon exercise of the Guarantor Warrants are $67,500 and 1,333,334 shares, respectively. However, in the event the Company does not obtain shareholder approval as required under the Guaranty Agreements, the amount of Cash Fees payable to the Guarantors will increase to a scheduled amount of $216,000.

Of the shares underlying these Guarantor Warrants, 75% of the shares are exercisable immediately upon the receipt of the shareholder approval, with the remaining portion of the warrants becoming exercisable if, and only if, the Company has not paid all of the deferred payments to Sorin on or prior to April 9, 2011. We and the Seller executed a security agreement under which the Seller will have a security interest in the Business Assets and may exercise such rights to recoup any of the deferred payments under the Agreement which payments are not covered by the Guaranty Agreements. David Jorden, our Executive Director and a shareholder of the Company, is a Guarantor. The terms and provisions of the Guarantor Warrants have been reviewed and approved by the Audit Committee independent directors in compliance with the Exchange and other applicable requirements.

Consequences if Shareholder Approval is Not Obtained

If we do not obtain shareholder approval as described in this proxy statement, we will not issue shares of our common stock issuable upon exercises of the Guarantor Warrants. In addition, in the event we are unable to obtain such approval by October 6, 2010, the aggregate scheduled Cash Fee payable by the Company will increase from 1.25% to 4%, as discussed above, for an aggregate scheduled Cash Fee payable to the Guarantors totaling $216,000.

Vote Required and Board Recommendation

The passage of this Proposal 2 requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

After careful consideration of all relevant factors, our Board determined that this Proposal to approve the issuance of shares of common stock issuable upon exercise of warrants issued pursuant to certain Guaranty Agreements is in the best interests of the Company and its shareholders. Our Board recommends a vote FOR this Proposal.

PROPOSAL 3

To approve an amendment to the Company’s Certificate of Incorporation, which would increase the number of authorized shares of common stock from 65,000,000 to 100,000,000 and the number of authorized shares of capital stock from 80,000,000 to 115,000,000.

General

Our Board of Directors unanimously approved and recommended for adoption by the shareholders the Amendment to the Certificate of Incorporation, (the “Amendment”), whereby the first sentence in paragraph Four of the Certificate of Incorporation is amended and restated to read in its entirety as follows*:

“The authorized capital stock of the Corporation shall consist of [80,000,000] 115,000,000 shares of capital stock, of which [65,000,000] 100,000,000 shares shall be Common Stock, with a par value of $.0001 per share, and 15,000,000 shares shall be Preferred Stock, with a par value of $.0001 per share.”

(*New language is indicated by underlining, and language to be deleted is bracketed).

The following proposal is to approve the Amendment, but does not approve any issuance of shares of common stock, and no shareholder approval for such issuances is required or being sought.

Background and Reasons for the Proposed Amendment

As of May 10, 2010, we had 65,000,000 shares of our common stock authorized, of which, 37,558,457 shares were issued and outstanding (or 60,232,146 shares on a fully diluted basis) and 15,000,000 shares of preferred stock, of which, 167,097 shares were issued and outstanding. The Amendment would increase the number of shares of our common stock that the Company is authorized to issue from 65,000,000 to 100,000,000 shares of common stock. The par value of our common stock will not be affected by the amendment.

We seek shareholder approval to increase the number of authorized shares because doing so will allow the Company to maintain sufficient shares of common stock for future business and financial purposes. The proposed amendment would increase the number of authorized shares of common stock from 65,000,000 to 100,000,000. Authorized but unissued shares of common stock may be used by the Company for any purpose permitted under Delaware law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers, directors, and service providers, and entering into transactions that the Board believes provide the potential for growth and profit. Furthermore, the Company may utilize its securities to make future acquisitions. Although, except as discussed in Proposals 1 and 2, we presently have no plan, commitment, arrangement, understanding or agreement to issue additional shares of common stock (except pursuant to employee benefit plans or outstanding derivative securities), the Company may, in the future, issue common stock in connection with the activities described above or otherwise.

The increase in the authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. However, as discussed above, if the stockholders approve the proposed amendment, our Board may cause the issuance of additional shares without further vote of our stockholders of the Company, except as provided under the rules of the NYSE Amex where our securities are listed. These future issuances may be dilutive to our current common stockholders and may cause a reduction in the market price of our common stock. Current holders of common stock do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the

Company in order to maintain their proportionate ownership. The issuance of additional shares of common stock would decrease the proportionate equity interest of our current stockholders and could result in dilution to our current stockholders.

The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the Company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, our Board is not aware of any attempt to take control of the Company, and our Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Martin Rosendale, our Chief Executive Officer and director, David Jorden, our Executive Director and a shareholder, and Andrew Maslan, our Chief Financial Officer, were among the Purchasers in the April 2010 Offering. In addition, Mr. Jorden, is a Guarantor under the Promissory Note, as described above. If the proposed amendment is adopted, it will become effective upon filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required and Board Recommendation

The passage of this Proposal 3 requires the affirmative vote of a majority of our outstanding shares.

After careful consideration of all relevant factors, our Board determined that this Proposal to increase our authorized common stock and capital stock is in the best interests of the Company and its shareholders. Our Board recommends a vote FOR this Proposal.

Interest of Certain Persons in Matters to be Acted Upon

Except as described below, management is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein. Martin Rosendale, our Chief Executive Officer and director, David Jorden, our Executive Director and a shareholder, and Andrew Maslan, our Chief Financial Officer, were among the Purchasers in the April 2010 Offering. In addition, Mr. Jorden, is a Guarantor under the Promissory Note, as described in Proposals 1 and 2 of this proxy statement respectively.

Shareholder Proposals and Submissions for Inclusion in the Proxy Statement
for the 2010 Annual Meeting of Shareholders

We presently intend to hold our next Annual Meeting of Shareholders in September 2010. A proxy statement and notice of the 2010 Annual Meeting will be mailed to all shareholders approximately one month prior to that date. In order to be eligible for inclusion in our proxy statement for our next Annual Meeting, a proposal of a shareholder should be received by our Corporate Secretary at our principal executive offices at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850 by May 17, 2010; provided, however, that in the event that the date of the next Annual Meeting is changed by more than 30 days from the date of the 2009 Annual Meeting (which was September 18, 2009), notice by the shareholder of any proposals must be received at our principal executive offices within a reasonable time before we begin to print and send our proxy materials.

Other Matters

The Special Meeting has been called to consider Proposals described in the Notice and this proxy statement. Under Delaware law and our bylaws, business transacted at the Special Meeting must be confined to such Proposals.

CYTOMEDIX, INC.

SPECIAL MEETING OF SHAREHOLDERS

June 30, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CYTOMEDIX, INC.

The undersigned hereby appoints Martin Rosendale and Andrew Maslan proxies with power of substitution and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of the Company held of record by the undersigned on May 10, 2010 at the Special Meeting of Shareholders to be held on June 30, 2010, at the Company’s headquarters at 416 Hungerford Dr., Suite 330, Rockville, MD 20850 at 11 a.m. EDT, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

1.	To approve the potential issuance of common stock equal to or greater than 20% of the Company’s outstanding common stock upon conversion of the Series D Convertible Preferred Stock and shares issuable upon exercise of warrants issued in connection with the April 2010 private placement of the Company’s securities.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	To approve the issuance of shares of common stock issuable upon exercise of warrants issued pursuant to certain Guaranty Agreements executed by the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve an amendment to the Company’s Certificate of Incorporation, which would increase the number of authorized shares of common stock from 65,000,000 to 100,000,000 and the number of authorized shares of our capital stock from 80,000,000 to 115,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposals 1, 2, and 3. The undersigned hereby acknowledges receipt of the notice of Special Meeting and proxy statement furnished in connection therewith.

DATED:

(Signature) (Signature if jointly held) (Printed name(s))

Please sign exactly as your name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. THANK YOU.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2010 SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2010

Electronic copies of this proxy statement and proxy card for the 2010 Special Meeting of Shareholders and are available to you at http://www.cytomedix.com/proxy2010special.htm. Requests for additional copies of the proxy materials should be addressed to Shareholder Relations, Cytomedix, Inc., 416 Hungerford Drive, Suite 330, Rockville, MD 20850. This material will be furnished without charge to any shareholder requesting it.